As filed with the Securities and Exchange Commission on August 21, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EDUCATION REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	20-1352180
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500

(Address including zip code, and telephone number including
area code, of registrant’s principal executive offices)

Randall H. Brown
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

John A. Good, Esq.
Helen W. Brown, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103
(901) 543-5901

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price(1)		Amount of registration fee
Common Stock, $0.01 par value per share	2,017,090	(2)	(2)		(2)		(2)
Common Stock, $0.01 par value per share	1,982,910		$5.30	(3)	$10,499,509	(3)	$586.00	(3)

(1)	This Registration Statement shall also cover any additional shares which become issuable under the Registrant’s Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of common stock.
(2)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes unsold securities that have been previously registered. Accordingly, there is no registration fee due in connection with these previously registered shares.
(3)	The proposed maximum offering price per share with respect to the additional 1,982,910 shares of common stock being registered pursuant to this Registration Statement is $5.30, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, and was based upon the average of the high and low sale prices of the common stock as reported in the consolidated reporting system of the New York Stock Exchange on August 19, 2009.

Pursuant to Rule 415(a)(6) under the Securities Act, the shares of common stock registered pursuant to this Registration Statement consist of 2,017,090 shares of unsold common stock previously registered on the Registrant’s Registration Statement on Form S-3, File Number 333-136148 (the “Prior Registration Statement”). In connection with the registration of such unsold shares of common stock, the Registrant paid a registration fee of $6,751.70 which will continue to be applied to such unsold shares. Pursuant to Rule 415(a)(6), the offering of the unsold shares registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated August 21, 2009

PROSPECTUS

AMENDED AND RESTATED
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

We are pleased to offer you the opportunity to participate in the Education Realty Trust Inc. Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. The Plan has two components: a dividend reinvestment component and a direct stock purchase component. The dividend reinvestment component provides our stockholders and holders of limited partnership interests, or units, in Education Realty Operating Partnership, LP, or the Operating Partnership, and University Towers Operating Partnership, LP, or the University Towers Partnership, with an easy and economical way to designate all or any portion of the cash dividends paid on their shares of common stock or distributions on units for reinvestment in additional shares of our common stock. The direct stock purchase component permits our stockholders, unitholders and new investors to purchase shares of common stock in an inexpensive and convenient manner.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “EDR.” On August 20, 2009, the closing price of our common stock was $5.52 per share.

Key features of the Plan allow you to:

•	Enroll in the Plan even if you are not a current stockholder;
•	Purchase shares of common stock through the Plan without a personal broker and, when shares are purchased by the Plan Administrator on the open market, without paying a commission;
•	Automatically reinvest all or any portion of your cash dividends in additional shares of our common stock;
•	Purchase additional shares of common stock through optional cash investments of as little as $300 per month or as much as $7,500 per month, and in some instances, in excess of $7,500;
•	Receive a discount from the market price that may range from 0% to 5% at our sole discretion for all shares of common stock purchased directly from us by the Plan; and
•	Authorize automatic monthly investments in shares of our common stock from a checking or savings account.

To ensure that we qualify as a real estate investment trust, or REIT, for federal income tax purposes, no person may own more than 9.8% (in value or number, whichever is more restrictive) of shares of our capital stock, unless our board of directors waives this limitation.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the Plan, please call American Stock Transfer & Trust Company, LLC or the Plan Administrator, toll free at (866) 659-2645. Customer service representatives are available between the hours of 8:00 a.m. and 7:00 p.m. Eastern time Monday through Thursday and 8:00 a.m. and 5:00 p.m. Eastern time on Fridays.

Investing in our securities involves substantial risks. See “Risk Factors” on page 1 of this prospectus, as well as the “Risk Factors” incorporated by reference herein from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2009.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and the documents incorporated by reference herein are accurate only as of the date of such document. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

i

THE COMPANY

We are a self-managed and self-advised real estate investment trust, or REIT, organized in July 2004 to develop, acquire, own and manage high quality student housing communities located near university campuses. We were formed to continue and expand upon the student housing business of Allen & O’Hara, Inc., a company with over 40 years of experience as an owner, manager and developer of student housing. We own and operate student housing communities, provide third-party management services for student housing communities, selectively develop student housing communities for our own account and provide third-party development consulting services on student housing development projects for universities and other third parties.

All of our assets are held by, and we have conducted substantially all of our activities through, the Operating Partnership and its wholly owned subsidiaries. We are the sole general partner of the Operating Partnership, and, as a result, our board of directors effectively directs all of the Operating Partnership’s affairs. As of June 30, 2009, we owned 96.0% of the outstanding partnership units of the Operating Partnership. In addition, the University Towers Partnership, which is our affiliate, owns and operates our University Towers property located in Raleigh, North Carolina. As of June 30, 2009, we owned 72.7% of the units in the University Towers Partnership.

Our executive offices are located at 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117, and our telephone number is (901) 259-2500. Our website address is www.educationrealty.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus, or incorporated into any other filings that we make with the Securities and Exchange Commission, or the SEC.

RISK FACTORS

Investment in our common stock involves substantial risk. Before choosing to participate in the Plan and acquiring shares of common stock pursuant to this prospectus, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock. Please also refer to the section below entitled “Forward-Looking Statements.”

In addition, the following factors identify several of the most important risks and uncertainties that you may face by virtue of your participation in the Plan.

There is no price protection for your shares of common stock purchased through the Plan.

Your investment in shares of common stock purchased through the Plan will be exposed to changes in market conditions and changes in the market value of such shares. Your ability to liquidate or otherwise dispose of your shares of common stock acquired through the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares acquired through the Plan in time to react to market conditions.

The Purchase Price for shares of common stock purchased or sold through the Plan will vary.

The Purchase Price (as described in Question 15 below) for any shares of common stock that you purchase or sell through the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is more or less than the market price you would pay if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date or sale date, as the case may be. See Question 14 below.

We may not be able to pay dividends.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify as a REIT for federal income tax purposes are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify as a REIT for federal income tax purposes, then we may not be able to make distributions to our stockholders.

We may change our determination as to whether the Plan purchases shares of common stock directly from us which could increase the fees you pay in connection with initial and optional cash investments under the Plan.

Although shares of common stock may be purchased directly from us in the form of newly-issued shares, we may, without providing you with prior written notice, instruct the Plan Administrator to purchase shares of our common stock directly from third parties through open market transactions. Such purchases, with respect to initial and optional cash investments, will be subject to processing fees, currently $.10 per share, which include any brokerage commission that the Plan Administrator is required to pay.

No discount may be available.

While we, at our sole discretion, may establish from time to time a discount from market prices of up to 5%, the discount afforded in one month will not ensure the availability of a discount or the same discount in future months. Each month, we may change or eliminate the discount without giving you prior notice.

You will not earn any interest on your dividends or cash pending investment.

No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

The market price of our common stock varies, and you should purchase shares for long-term investment only.

Although our common stock is currently traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for shares of our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and funds from operations, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•	risks and uncertainties related to the current recession, the national and local economies and the real estate industry in general and in our specific markets (including university enrollment conditions and admission policies and our relationship with these universities);
•	volatility in the capital markets;

•	rising interest and insurance rates;
•	competition from university-owned or other private student housing and our inability to obtain new tenants on favorable terms, or at all, upon the expiration of existing leases;
•	availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures;
•	legislative or regulatory changes, including changes to laws governing student housing, construction and REITs and changes in generally accepted accounting principles;
•	our possible failure to qualify as a REIT and the risk of changes in laws affecting REITs;
•	our dependence upon key personnel whose continued service is not guaranteed, and our ability to identify, hire and retain highly-qualified executives in the future;
•	availability of appropriate acquisition and development targets and the failure to integrate acquisitions successfully;
•	the financial condition and liquidity of, or disputes with, our joint venture and development partners;
•	impact of ad valorem, property and income taxes;
•	construction delays, increasing construction costs or construction costs that exceed estimates;
•	potential liability for uninsured losses and environmental liabilities;
•	lease-up risks; and
•	the potential need to fund improvements or other capital expenditures out of operating cash flow.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive before choosing to participate in the Plan and acquiring shares of common stock pursuant this prospectus, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act. New factors may also emerge from time to time that could materially and adversely affect us.

INFORMATION ABOUT THE PLAN

Our board of directors adopted the Plan on May 24, 2006 and approved amendments to the Plan on June 11, 2008. The following questions and answers explain and constitute the Plan. Stockholders and unitholders who do not participate in the Plan will receive cash dividends, when, as and if authorized by our board of directors and declared and paid by us out of funds legally available for dividends.

Purpose

1. What is the purpose of the Plan?

The Plan is a convenient and economical stock purchase program available for existing investors to increase their holdings and for new investors to make an initial investment in our common stock. Participants in the Plan may have all or any portion of their dividends automatically reinvested in our common stock. Participants may also elect to make optional cash investments through the Plan Administrator.

Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services by going to the “DRIP/Stock Purchase Plan” tab in the Investor Relations section of our website, www.educationrealty.com, or the Plan Administrator’s website, www.amstock.com.

Options Available to Participants

2. What options are available to enrolled Participants?

If you are a stockholder or unitholder and elect to participate in the Plan, you may have the cash dividends paid on all or any portion of your shares of our common stock and the cash distributions paid on all or any portion of your units automatically reinvested in additional shares of our common stock. If you are a new investor, you may make an initial investment through the Plan, subject to a minimum investment of $300 and a maximum investment of $7,500. As a participant in the Plan, you may also make optional cash investments through the Plan, subject to a minimum investment of $300 per month and a maximum investment of $7,500 per month. Optional cash investments in excess of $7,500 per month may be made pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. (See Question 10 below).

The discount from market prices, if any, on all shares of common stock purchased directly from us will range from 0% to 5% and will be established at our sole discretion, along with any other terms, after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs.

Administration

3. Who administers the Plan?

We have retained American Stock Transfer & Trust Company, LLC to act as the agent for Plan participants, to administer the Plan, keep records, send statements of account activity to each participant and perform other duties relating to the Plan. All costs of administering the Plan are paid by us. Shares of common stock purchased through the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name for the benefit of the participants. As record holder of the shares of common stock and other securities held in Plan participants’ accounts under the Plan, the Plan Administrator will receive distributions on all shares and units held by it on the distribution record date, will credit such distributions to the participants’ accounts on the basis of whole and fractional shares held in these accounts and will automatically reinvest such distributions in additional shares of common stock, pursuant to the reinvestment option selected by the participant. The Plan Administrator makes all purchases of common stock under the Plan. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the Plan. The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for our common stock.

The following address, telephone number and website may be used to obtain information about the Plan:

•	Internet: www.amstock.com
•	Telephone: (866) 659-2645
•

Mail:

For Inquiries:
American Stock Transfer & Trust Company, LLC
Attention: Education Realty Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan
6201 15th Avenue
Brooklyn, New York 11219

For Transaction Processing:
American Stock Transfer & Trust Company, LLC
Attention: Education Realty Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan
P.O. Box 922
Wall Street Station
New York, New York 10269-0563

If you have any questions about the Plan, please call the Plan Administrator toll free at (866) 659-2645. Customer service representatives are available between the hours of 8:00 a.m. and 7:00 p.m. Eastern time Monday through Thursday and 8:00 a.m. and 5:00 p.m. Eastern time on Fridays.

If you are already a participant, be sure to include your account number(s) and include a reference to Education Realty Trust, Inc. in any correspondence.

Eligibility

4. Who is eligible to become a Plan participant?

The Plan is open to all U.S. residents, whether or not they currently own shares of our common stock or units in the Operating Partnership and/or the University Towers Partnership.

If you are not a U.S. citizen, you can participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or that would affect the terms of the Plan. We reserve the right to terminate the participation of any stockholder if we deem it advisable pursuant to any foreign laws or regulations.

5. Are there any limitations on who is eligible to become a Plan participant other than those described above?

Foreign Law Restrictions

If you are a citizen or resident of a country other than the United States, its territories and possessions, you should make certain that your participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.

REIT Qualification Restrictions

In order to maintain our qualification as a REIT, not more than 50% in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our charter restricts beneficial and constructive ownership of more than 9.8% in value, number or voting power, whichever is more restrictive, of our issued and outstanding equity securities by any single stockholder. Our board of directors may waive the ownership limit for a stockholder if it is satisfied, based upon the receipt of a ruling from the Internal Revenue Service, or the IRS, opinion of tax counsel or other evidence satisfactory to our board of directors, that ownership in excess of this limit will not jeopardize our status as a REIT. We may terminate, by written notice at any time, any participant’s individual participation in the Plan if such participation would be in violation of the restrictions contained in our charter. A purported transfer of shares of our common stock, other classes of stock we may issue in the future and/or units to a person who, as a result of the transfer, would violate the ownership limit will be void or such shares will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. Shares of common stock acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the most recent closing price of the shares preceding redemption. We reserve the right to invalidate any purchases made under the Plan that we determine, in our sole discretion, may violate the 9.8% ownership limit.

Exclusion from Plan for Short-Term Trading or Other Practices

You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of shares of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible stockholders and/or unitholders, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the Plan or which may adversely affect the market price of shares of our common stock.

Restrictions at Our Discretion

In addition to the restrictions described above, we reserve the right to prevent you from participating in the Plan for any other reason. We have the sole discretion to exclude you from, or terminate your participation in, the Plan.

Participating in the Plan

6. What steps must one take to participate in the Plan?

Stockholders of Record and Unitholders

If you are already a stockholder or unitholder of record (that is, if you own shares of common stock or units that are registered in your name), you may join the Plan by:

•	accessing and completing an enrollment form online at www.amstock.com;
•	calling the Plan Administrator directly at (866) 659-2645; or
•	completing and returning the enclosed enrollment form.

See Question 3 for further information regarding how to contact the Plan Administrator.

Stockholders in “Street Name”

If your shares of common stock are registered in the name of a bank, broker or other nominee, you must arrange for that bank, broker or nominee to register at least one share directly in your name in order to be eligible to participate. Once shares are registered in your name, you can enroll in the Plan above. Please note that enrollment will only apply to the number of shares of common stock registered in your name. You may also enroll in the Plan in the same manner as someone who is not currently a stockholder, as described below.

U.S. Residents who are not Current Stockholders

If you do not currently own any shares of our common stock or units and you wish to become a stockholder and a participant in the Plan, you may join the Plan by using one of the following methods.

Internet.  Go to www.amstock.com and follow the instructions provided for opening an Education Realty Trust, Inc. stockholder account. You will be asked to complete an online enrollment form and submit an initial investment. To make your initial investment, you may (i) authorize a one-time deduction from your U.S. bank account for a minimum of $300 up to a maximum of $7,500, or (ii) establish an automatic monthly deduction from your U.S. bank account for a minimum of $300 and a maximum of $7,500 per month.

Mail.  Complete the enclosed enrollment form and return it, along with your initial investment, to the address provided in Question 3. To make your initial investment, you may (i) enclose a check for a minimum of $300 up to a maximum of $7,500, made payable to “American Stock Transfer & Trust Company, LLC — Education Realty Trust, Inc.,” (ii) authorize an automatic one-time deduction from your U.S. bank account for a minimum of $300 up to a maximum of $7,500 or (iii) authorize an automatic monthly deduction from your U.S. bank account for a minimum of $300 and a maximum of $7,500 per month.

All money must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third-party checks will not be accepted.

Additional enrollment materials can be obtained by calling the Plan Administrator at (866) 659-2645.

7. What does the Enrollment Form provide?

By signing an Enrollment Form, a stockholder, unitholder or other person who meets the qualifications set forth in Question 6 above may become a Plan participant and, by checking the appropriate boxes on the Enrollment Form, may choose among the investment options discussed below.

An Enrollment Form is enclosed with this prospectus. Additional Enrollment Forms may be obtained at any time by writing or calling the Plan Administrator at (866) 659-2645. The Enrollment Form is also available on our website, www.educationrealty.com, under the “DRIP/Stock Purchase Plan” section of our Investor Relations webpage. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.

Optional Cash Investments

8. How can a participant make an additional cash investment?

You may make optional cash investments by choosing any of the following three options:

•	Check Investment. You may make optional cash investments in our common stock by sending to the Plan Administrator a check for the purchase of additional shares. The check must be made payable to “American Stock Transfer & Trust Company, LLC — Education Realty Trust, Inc.,” drawn on a U.S. bank and payable in U.S. dollars.

If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, the Plan Administrator is unable to accept checks clearing through non-U.S. banks. All checks should be sent to the Plan Administrator at the address listed on the tear-off form attached to each statement you receive, or, if making an investment when enrolling, with the enrollment form to the address provided in Question 3. The Plan Administrator will not accept cash, money orders, traveler’s checks or third-party checks. Optional cash investments made by check must be received by the Plan Administrator on or before the second business day prior to the next Purchase Date. No interest will be paid on payments received and held pending investment by the Plan Administrator.

•	Online Investments. You may make optional cash investments online through the Plan Administrator’s website, www.amstock.com. In order to purchase shares of common stock online, you must authorize the withdrawal of funds from your U.S. bank account.
•	Automatic Investment from a Bank Account. An Automatic Monthly Electronic Deduction feature is available to make repetitive optional cash investments more convenient. You may make optional cash investments in amounts permitted under the Plan from a pre-designated U.S. account. Automatic Monthly Electronic Deductions may be made from an account at any bank, savings association or credit union that is a member of the National Automated Clearing House Association. To begin Automatic Monthly Electronic Deductions, you must complete and sign a Direct Debit Authorization Form designating, among other things, the amount to be withdrawn each month (a minimum of $300 and a maximum of $7,500) and the account from which funds are to be withdrawn, and return the form to the Plan Administrator. You must also provide a voided blank check. Your election to use the Automatic Monthly Electronic Deduction feature will become effective as soon as practicable after the Direct Debit Authorization Form is processed. Once you begin Automatic Monthly Electronic Deductions, the Plan Administrator will withdraw funds from your designated account on the 9th day of each month, or the next banking business day if the 9th is not a banking business day. Those funds will be invested in shares of our common stock on the next Purchase Date for optional cash investments. You may change the amounts of your future Automatic

Monthly Electronic Deductions by completing and sending to the Plan Administrator a new Direct Debit Authorization Form. You may terminate Automatic Monthly Electronic Deductions by notifying the Plan Administrator in writing. Your request will be processed and will become effective as promptly as is practicable.

You may also choose the Electronic Deposit of Dividends feature. If you do, the Plan Administrator will deposit any cash dividends on any shares of our common stock directly into the bank account you indicate.

9. What are the minimum and maximum amounts for optional cash investments?

If you are a current stockholder, or if you wish to become a stockholder, you may make optional cash investments by check or automatic deduction from a U.S. bank account subject to a minimum investment of $300 per month and up to a maximum of $7,500 per month (except pursuant to a request for approval to make an optional cash investment in excess of $7,500 as described below).

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all Plan participants.

10. How do I make optional cash investments in excess of $7,500 per month?

Investments in excess of $7,500 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $7,500 which shall be made on a “Request for Waiver.” We expect to approve requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

Participants may ascertain whether we are accepting requests to make an optional cash investment in excess of $7,500 in any given month, and certain other important information, by calling our Chief Financial Officer on the first business day of each month at (901) 259-2500 or such other number as we may establish from time to time. When Plan participants call this number, we will inform such participants of one of the three following options:

•	that we will not be accepting requests to make an optional cash investment in excess of $7,500 that month;
•	that we will be accepting requests that month. If this is the case, we will provide relevant information such as the date on which the Pricing Period will begin; the number of days in the Pricing Period (See Question 14); the date by which Requests for Waivers must be received; the Minimum Price (as described below), if any; the waiver discount, if any; and whether or not the Pricing Period extension feature will be activated; or
•	that we have not yet determined whether we will be accepting requests to make an optional cash investment in excess of $7,500. If this is the case, we will inform Plan participants of a date later in the month when they can call to inquire as to whether we will be accepting requests for waiver.

We have the sole discretion to approve or reject any request to make an optional cash investment in excess of the $7,500 maximum allowable amount during any month. We may grant such requests in order of receipt, by price offered or by any other method that we determine to be appropriate. We also may adjust the amount that you may invest on a pro rata basis. In deciding whether to approve your request, we may consider, among other things, the following factors:

•	whether, at the time of such request, the Plan Administrator is acquiring shares of our common stock for the Plan directly from us or through open market transactions;
•	our need for additional funds;
•	our desire to obtain such additional funds through the sale of our common stock as compared to other sources of funds;
•	the purchase price likely to apply to any sale of our common stock;
•	the extent and nature of your prior participation in the Plan;
•	the number of shares of common stock that you hold of record; and

•	the total amount of optional cash investments in excess of $7,500 for which requests have been submitted.

Completed Requests for Waiver should be faxed directly to our Chief Financial Officer at (901) 259-2594, or such other number as we may establish from time to time, and must be received no later than 5:00 p.m. Eastern time three business days prior to the Pricing Period (defined in Question 14 below). We will notify all investors whose Requests for Waiver have been approved by 5:00 p.m. Eastern time two business days prior to the Pricing Period. If you do not receive a response from us in connection with your request, you should assume that we have denied your request. The Plan Administrator must receive funds relating to such Request for Waiver by wire transfer at least one business day prior to the Pricing Period. To obtain a Request for Waiver or additional information, a participant may call (901) 259-2500 or visit the Investor Relations section of our website, www.educationrealty.com under the tab “DRIP / Stock Purchase Plan.”

11. How are payments with “insufficient funds” handled?

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an Automatic Monthly Electronic Deduction, the Plan Administrator will consider the request for investment of that purchase null and void. The Plan Administrator will immediately remove from your account any shares of common stock already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by the Plan Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.

Dividend Reinvestment Options

12. What are the dividend reinvestment options?

If you mark “Full Dividend Reinvestment” on your Enrollment Form, the Plan Administrator will purchase additional shares of common stock for your Plan account with:

•	all cash distributions on both shares of common stock for which you hold certificates in your name and your shares acquired through the Plan, as well as units that you own both inside and outside the Plan; and
•	any optional cash investments you make through the Plan.

If you mark “Partial Dividend Reinvestment” on your Enrollment Form, the Plan Administrator will reinvest dividends on a portion of your certificated shares of common stock that you indicated and pay cash dividends on the rest of your certificated shares. Dividends on all Plan shares will automatically be reinvested. In addition, the Plan Administrator will apply to the purchase of additional shares for your account:

•	all of the remaining cash distributions on both your certificated shares and Plan shares, and units held inside and outside the Plan; and
•	any optional cash investments you make through the Plan.

If you mark “All Dividends Paid in Cash,” none of your cash distributions will be reinvested. You will receive a check or electronic deposit for the full amount of cash distributions paid on all shares and units held in certificate form and/or in your Plan account.

Automatic reinvestment of your cash distributions does not relieve you of liability for income taxes that may be owed on your distributions. Distributions paid on shares credited to your Plan account will be included in information provided both to you and the IRS.

Purchases and Price

13. What is the source of the shares of common stock purchased under the Plan?

Shares of common stock will be purchased by the Plan Administrator:

•	directly from us in the form of newly issued shares;
•	from parties other than us, through open market transactions; or
•	using a combination of direct purchases and open market transactions;

in each case, at our sole discretion.

Purchases of shares of common stock in the open market may be made on any stock exchange where our common stock is traded or in negotiated transactions on such terms as the Plan Administrator may reasonably determine. Neither we nor any participant will have any authority or power to direct the date, time or price at which shares of common stock may be purchased by the Plan Administrator, and no one, other than the Plan Administrator, may select the broker or dealer through or from whom purchases are to be made.

14. When will the shares of common stock be purchased for my account under the Plan?

The “Purchase Date” is the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, as described below. In making purchases for a participant’s account, the Plan Administrator may commingle the participant’s funds with those of other participants in the Plan. Neither we nor any participant has any authority or power to direct the time or the price at which any market purchase is completed or as to the selection of a broker or dealer through or from whom such purchases are to be made.

Dividend or Distribution Reinvestments.

If the Plan Administrator acquires shares of common stock directly from us, it will combine the dividend or distribution funds of all Plan participants whose dividends or distributions are automatically reinvested and the “Purchase Date” will generally be the dividend or distribution payment date (and any succeeding trading days necessary to complete the order). The quarterly dividend payment is authorized each quarter by our board of directors. The Dividend Record Date (as described below) generally precedes the dividend payment date by approximately two to three weeks. We historically have paid dividends on or about the 15th day of each May, August, November and February. If the dividend payment date falls on a day that is not a NYSE trading day, then the Purchase Date will be the next trading day (and any succeeding trading days necessary to complete the order). In addition, if the dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed.

If the Plan Administrator acquires shares of common stock from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us and ending no later than 10 trading days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend or distribution is referred to in this Plan as a “Dividend Record Date.”

Initial and Optional Cash Investments up to $7,500.

If the Plan Administrator acquires shares of common stock directly from us, then the Purchase Date for cash investments up to $7,500 will be on the 15th calendar day of each month, or the next trading day if the 15th day is not a trading day. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer. Such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than 10 trading days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

If you are investing by mail, the Plan Administrator must receive your physical check at least two business days prior to a Purchase Date.

Initial and optional cash investments received after the applicable deadline will be applied to purchase shares on the following Purchase Date. If you are investing online, please refer to your confirmation page for the estimated debit date for your one-time deduction. The Plan Administrator will commingle all funds received from participants. Once you have placed your order, you may not request a cash refund or otherwise change your order. No interest will be paid on funds pending investment held by the Plan Administrator.

Initial and Optional Cash Investments in Excess of $7,500.

For shares of common stock purchased by the Plan Administrator directly from us with a cash investment in excess of $7,500 pursuant to an approved Request for Waiver, the Purchase Date(s), as specified on such waiver, will be one or more separate days in a Pricing Period that are NYSE trading days, with an equal amount of your cash investment being invested on each such day, subject to the qualifications set forth under the heading “Minimum Price Per Share for Optional Cash Investments in excess of $7,500” below.

The “Pricing Period” is the period of time encompassing at least one day or any number of trading days. We will determine the length of the Pricing Period in our sole discretion. The Pricing Period shall be no less than one and no more than 10 trading days (subject to the Pricing Period extension described in Question 15 below) commencing one business day after funds are due.

Notwithstanding the foregoing, neither the Company nor the Plan Administrator shall be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the purchase of shares or interfere with the timing of purchases. No interest will accrue on any cash investment held by the plan administrator prior to the date such funds are used to purchase shares.

15. What will be the price of the shares of common stock purchased under the Plan?

The “Purchase Price” is the price at which the Plan Administrator purchases our common stock with reinvested dividends and optional cash payments. The Purchase Price under the Plan depends in part on whether the Plan Administrator purchases the shares of common stock from us or from third parties. The Purchase Price also depends on whether we are offering discounts from market prices afforded under the Plan at that time.

Dividend Reinvestments.

If the Plan Administrator purchases shares of common stock directly from us for reinvested dividends, then the Plan Administrator will pay a price equal to 100% (subject to a discount as described below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock reported by the NYSE for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern time for the trading day relating to the Purchase Date or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported. The Purchase Price on each Purchase Date may be reduced by any discount that we have provided for dividend reinvestments up to a maximum discount of 5%.

If shares of common stock are acquired from parties other than us through open market transactions, then the Purchase Price will be the weighted average price per share paid by the Plan Administrator for such shares. In some instances, filling a purchase order may require the execution of multiple trades in the market and may take more than one trading day to complete.

Initial and Optional Cash Investments up to $7,500.

If the Plan Administrator purchases shares of our common stock directly from us with cash investments of up to $7,500, then the Plan Administrator will pay a price equal to 100% (subject to a discount as described below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock reported by the NYSE for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern time for the trading day relating to the Purchase Date or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported. The Purchase Price on each Purchase Date may be reduced by any discount that we have provided for initial or optional cash investments of less than $7,500 up to a maximum discount of 5%.

If shares of common stock are acquired from third parties through open market transactions, then the Purchase Price will be the weighted average price per share paid by the Plan Administrator for such shares. In some instances, filling a purchase order may require the execution of multiple trades in the market and may take more than one trading day to complete.

Initial and Optional Cash Investments in Excess of $7,500.

Shares of common stock purchased pursuant to an approved Request for Waiver will be purchased as described below. Once approved, participants wishing to make cash investments in excess of $7,500 must wire the approved funds to the Plan Administrator at least one business day prior to the beginning of the Pricing Period. If we grant your request to purchase shares of common stock pursuant to a Request for Waiver, the Plan Administrator will pay a price equal to 100% (subject to a discount as described below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock reported by the NYSE for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern time for the trading day relating to each day of the Pricing Period. The Pricing Period for cash investments made pursuant to an approved Request for Waiver will be the day or days set forth in the Request for Waiver which may be up to 10 trading days (subject to the extension described below). The Purchase Price on each Purchase Date may be reduced by any discount that we have provided for cash investments in excess of $7,500 up to a maximum discount of 5%.

Minimum Price Per Share for Optional Cash Investments in excess of $7,500.

We may set a minimum purchase price per share, which we refer to as the “Minimum Price” for cash investments in excess of $7,500 for any Pricing Period. We will determine whether to set a Minimum Price at least three business days before the first day of the Pricing Period. We will notify the Plan Administrator of the Minimum Price, if any, and we will provide this information on the “DRIP/Stock Purchase Plan” section of the Investor Relations webpage of our website at www.educationrealty.com. In deciding whether to set a Minimum Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

We will fix the Minimum Price for a Pricing Period as a dollar amount that the unsolicited volume weighted average price, rounded to four decimal places, of our common stock reported by the NYSE for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern time for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period and from the determination of the Purchase Price any trading day within the Pricing Period that does not meet the Minimum Price. We also will exclude from the Pricing Period and from the determination of the Purchase Price any day in which no trades of common stock are made on the NYSE. Thus, for example, if the Minimum Price is not met for two of the trading days in a 10-day Pricing Period, then we will base the Purchase Price upon the remaining eight trading days in which the Minimum Price was met unless we have activated the pricing period extension feature for the Pricing Period as described below.

Pricing Period Extensions.

We may elect to activate for any particular Pricing Period the pricing period extension feature which will provide that the initial Pricing Period will be extended by the number of days during such period that the Minimum Price is not satisfied or on which there are no trades of our common stock reported by the NYSE, subject to a maximum of three trading days.

If we elect to activate the pricing period extension feature and the Minimum Price is satisfied for any additional day that has been added to the initial Pricing Period, then that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Minimum Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is 10 days, and the Minimum Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the pricing period extension feature was activated, then the Pricing Period will automatically be extended, and, if the Minimum Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will be included in the Pricing Period in lieu of the three days on which the Minimum Price was not met. As a result, the Purchase Price will be based upon the 10 trading days of the initial and extended Pricing Period on which the Minimum Price was satisfied and all of the cash investment will be invested (rather than 30% being returned).

Return of Unsubscribed Funds.

We will return a portion of each cash investment in excess of $7,500 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Minimum Price is not met or for each day in which no trades of common stock are reported on the NYSE. We refer to these cash proceeds as “Unsubscribed Funds.” Any Unsubscribed Funds will be returned without interest within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period. Thus, for example, the Unsubscribed Funds in a 10-day Pricing Period will equal one-tenth of the total amount of such cash investment (not just the amount exceeding $7,500) for each trading day that the Minimum Price is not met or for each trading day in which sales are not reported.

The establishment of the Minimum Price and the possible return of a portion of the investment applies only to cash investments in excess of $7,500. Setting a Minimum Price for a Pricing Period will not affect the setting of a Minimum Price for any other Pricing Period.

Discount.

The discount rate of 0% to 5% that may be offered with respect to a particular Purchase Date to participants on all shares of common stock purchased directly from us may be obtained by calling our Chief Financial Officer at (901) 259-2500. We will provide the discount rate, if any, at least three business days before the Purchase Date.

16. Is the discount for shares of common stock purchased under the Plan subject to change?

The discount from market prices on shares of common stock purchased directly from us is subject to change from time to time (but in no event will the discount exceed 5% of the market price for shares of our common stock on the applicable Purchase Date) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and our current and projected capital needs. We intend to provide notice prior to any change or elimination of the discount. Currently, the discount for common stock purchased directly from us (as shares of newly issued common stock) under the Plan is 1.5% of the market price for shares of our common stock.

17. Will fractional shares of common stock be purchased?

If any dividend or optional cash investment is not sufficient to purchase a whole share of our common stock, a fractional share equivalent will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

Sale of Common Stock

18. How may I request that shares of common stock held in my account be sold or transferred?

Sale

You may request that all or any part of the shares of common stock or other class of stock that we may issue in the future held in your account be sold either when an account is being terminated or without terminating the account by contacting the Plan Administrator in writing, by telephone or through their website (see Question 3 for contact information). If all shares of common stock (including any fractional share) held in your account are sold, the account will be terminated automatically, and you will have to complete and file a new Enrollment Form in order to participate again in the Plan.

The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. The Plan Administrator may combine your shares to be sold with those of other Plan participants selling shares at the same time. The sales price per share will be the weighted average price per share received by the Plan Administrator for all sales made for that day (and any succeeding days necessary to complete the sale order). Once sold, the Plan Administrator will send you the proceeds, less a service charge of $15 and applicable brokerage commissions, currently $.10 per share sold. Proceeds are normally paid by check and are distributed within 24 hours after your sale transaction has settled.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

Transfer

You may transfer ownership of some or all of your shares of common stock held through the Plan.

You may call the Plan Administrator at (866) 659-2645 for complete transfer instructions or go to www.amstock.com to download the appropriate materials. You will be asked to send the Plan Administrator written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares of common stock to be transferred. A notary is not sufficient.

You may transfer shares to new or existing stockholders. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share.

19. What happens when I sell or transfer all of the shares of common stock and /or other class of stock registered in my name?

Your participation in the Plan with respect to such holdings will be terminated.

Reports to Participants

20. How will I keep track of my investments?

After an investment is made under the Plan for your account, you will be sent a statement which will provide a record of the cost of the shares of common stock purchased for your account, the number of shares of common stock purchased, the date on which the shares of common stock were credited to your account and the total number of shares of our common stock, other classes of stock we may issue in the future and/or units in your account. In addition, you will be sent income tax information for reporting dividends received and receive the same communications sent to our stockholders, such as our annual reports and proxy statements. You will also receive any IRS information returns, if required. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, Plan options and transaction history online at any time at www.amstock.com.

Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

Stock Certificates

21. Will I receive certificates for shares of common stock purchased under the Plan?

Shares of common stock purchased under the Plan are credited to your Plan account in “book-entry” form.

No certificates for shares of our common stock credited to your Plan account will be issued to you unless you submit a written, telephonic or Internet request to the Plan Administrator (see Question 3 for contact information). Such requests will be handled by the Plan Administrator, at no charge, normally within five business days. Any remaining whole shares of common stock and any fractional shares will continue to be credited to your account. Certificates for fractional shares will not be issued under any circumstances. If you request a certificate for all shares of common stock credited to your account, a certificate will be issued for the whole shares, and a cash payment will be made for any remaining fractional shares. That cash payment will be based upon the then current market price for the common stock, less any fees.

Shares of common stock which are purchased for and credited to your account under the Plan may not be pledged. If you wish to pledge such shares, you must request that a certificate for such shares of common stock first be issued in your name.

22. What is the effect on my account if I request a certificate for whole shares of common stock held in the account?

If you maintain an account for reinvestment of distributions, all distributions on the shares of common stock for which a certificate is requested will continue to be reinvested under the option you have selected under the Plan until you file a new Enrollment Form changing your investment election.

23. How do I replace a lost, stolen or destroyed stock certificate?

If your stock certificate is lost, stolen or destroyed, you should notify the Plan Administrator immediately so that a stop transfer order can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist the Plan Administrator in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.). The Plan Administrator will send you the forms necessary for issuing a replacement certificate. Please note that there is a fee of approximately 2% of the market value of the shares (minimum of $40) charged to purchase the replacement indemnity bond.

24. May shares of common stock, other classes of stock and units held in certificate form be deposited in my Plan account?

You may deposit with the Plan Administrator any certificates for shares of common stock or other classes of stock that may be issued in the future or hereafter registered in your name for safekeeping through the Plan. There is a $7.50 fee per transaction.

Certificates sent to the Plan Administrator should not be endorsed. If you elect to deposit certificates with the Plan Administrator for safekeeping, the Plan Administrator recommends that you send those certificates along with a letter of instruction by registered mail, return receipt requested and properly insured for 3% of the market value, or by some other form of traceable delivery to the address in Question 3. The Plan Administrator will send you a quarterly statement confirming each deposit of certificates.

All distributions on any shares of common stock or other class of stock represented by certificates deposited in accordance with the Plan will be reinvested under the option you have selected. The Plan Administrator will credit the shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common stock through the Plan.

Withdrawal From The Plan

25. May I withdraw from the Plan?

Yes, by contacting the Plan Administrator using the contact information found in Question 3.

26. What happens when I terminate my account?

If your notice of termination is received by the Plan Administrator three business days prior to the dividend payment date, the Plan Administrator will distribute such dividends in cash. If your request is received less than three business days prior to the dividend payment date, then that dividend will be reinvested. However, all subsequent dividends will be paid in cash on all balances.

If you elect to make optional cash investments through the Automatic Monthly Electronic Deduction feature of the Plan, you may terminate the automatic deductions by notifying the Plan Administrator in writing by telephone or through their website (see Question 3 for contact information). Your request will be processed and will become effective as promptly as is practicable.

When terminating an account, you may request that a stock certificate be issued for all whole shares of common stock and other stock held in the account. As soon as practicable after notice of termination is received, the Plan Administrator will send to you (i) a certificate for all whole shares of common stock and other stock held in the account and (ii) a check, less fees, representing the value of any fractional share held in the account. After an account is terminated, all distributions for the terminated account will be paid to you unless you re-elect to participate in the Plan.

When terminating an account, you may request that all shares of common stock and other stock, both full and fractional, certified to the Plan account be sold or that certain of the shares of common stock and other stock be sold and a certificate be issued for the remaining shares. The Plan Administrator will remit to the participant the net proceeds of any sale, less fees.

27. When may a stockholder or unitholder re-elect to participate in the Plan?

Generally, a stockholder or unitholder of record may re-elect to participate at any time. However, we and the Plan Administrator reserve the right to reject any Enrollment Form on the grounds of excessive participation and withdrawal. Such reservation is intended to minimize unnecessary administrative expenses and to encourage the use of the Plan as a long-term investment service.

Other Information

28. Will interest be paid on Plan accounts?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

29. Who will hold the additional shares of common stock purchased through the Plan?

Shares of common stock purchased through the Plan are held in safekeeping in “book-entry” form on the Plan Administrator’s records. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares of common stock in book-entry form protects against certificate loss, theft and destruction.

30. What happens if we issue a stock dividend or declare a stock split?

Any stock dividends or split shares of common stock distributed by us to you will be based on both the shares of common stock registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account. Such stock dividend or stock split shares will be added to your Plan account in “book-entry” form. You will receive a statement indicating the number of shares of common stock or dividends earned as a result of the transaction. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

31. If we issue rights to purchase securities to our stockholders, how will the rights for shares of common stock held in my account be handled?

If we have a rights offering in which separately tradable and exercisable rights are issued to our registered stockholders, the rights attributable to whole shares of common stock held in your account will be transferred to you as promptly as practicable after the rights are issued. Rights attributable to fractional shares will be reinvested in shares of common stock. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

32. How are the shares of common stock in my account voted at stockholder meetings?

You will receive proxy materials from us for shares of common stock registered in the Plan Administrator’s name through the Plan in the same manner as shares of common stock registered in your own name, if any. Shares of common stock credited to your Plan account may also be voted in person at the meeting.

33. What are our and the Plan Administrator’s responsibilities under the Plan?

We, and the Plan Administrator in administering the Plan, are not liable for any act done in good faith or required by applicable law or for any good faith omission to act. This limitation of liability includes, without limitation, any claim of liability (i) arising out of failure to terminate a Plan participant’s account upon such participant’s death prior to receipt by the Plan Administrator of notice in writing of such death, (ii) with respect to the prices and times at which shares of common stock are purchased or sold for a participant or (iii) with respect to any fluctuation in market value before or after any purchase or sale of shares of our common stock.

We and the Plan Administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Because the Plan Administrator has assumed all responsibility for administering the Plan, we specifically disclaim any responsibility for any of the Plan Administrator’s actions or inactions in connection with the administration of the Plan. None of our directors, officers, employees, or stockholders will have any personal liability under the Plan.

We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan without further responsibility of investigation or inquiry.

The Plan Administrator may resign as administrator of the Plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the Plan Administrator with a successor administrator at any time.

34. What are my responsibilities under the Plan?

The shares of common stock or other stock in your account may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the Plan Administrator promptly in writing of any change of address. The Plan Administrator will address account statements and other communications to you at the last address of record you provide to them.

You will have no right to draw checks or drafts against your account or to instruct the Plan Administrator with respect to any shares or cash held by the Plan Administrator except as expressly provided herein.

35. May the Plan be amended, suspended or terminated?

While we expect to continue the Plan indefinitely, we may amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice your interests.

36. What happens if the Plan is terminated?

If the Plan is terminated, whole shares will continue to be held in “book-entry” form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

The Plan Administrator also may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any fees, and your account will be closed.

37. Who interprets and regulates the Plan?

We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by us or the Plan Administrator in the good faith exercise of our respective judgments will be binding on all Plan participants.

38. Can the Transfer Agent and Registrar change?

The Plan Administrator presently acts as transfer agent and registrar for shares of our common stock. We reserve the right to terminate the Plan Administrator and appoint a new transfer agent and registrar or administer the Plan ourselves. All Plan participants will receive notice of any such change.

39. What law governs the Plan?

The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Maryland.

40. Am I protected against losses?

Your investment in the Plan is no different from any investment in shares of common stock held by you. If you choose to participate in the Plan, then you should recognize that we, our subsidiaries, our affiliates and the Plan Administrator cannot assure you of a profit or protect you against loss on the shares of common stock that you purchase through the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares of common stock. You need to make your own independent investment and participation decisions consistent with your situation and needs. We, our subsidiaries, our affiliates and the Plan Administrator cannot guarantee liquidity in the markets, and the value and marketability of your shares of common stock may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

In addition, the Purchase Price for shares of common stock acquired through the Plan will vary and cannot be predicted. The Purchase Price may be more or less than the price of acquiring shares on the open market on the related dividend payment date. Your shares of common stock acquired through the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell — as to timing, pricing terms and related expenses — or otherwise liquidate shares through the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

41. Are we assured of receiving a distribution?

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline and limits the capital available to us to internally fund growth. The requirements to qualify as a REIT for federal income tax purposes are complex and technical, and we may not be able to qualify for reasons beyond our control. Failing to qualify as a REIT for federal income tax purposes could adversely affect our tax status and reduce the amount of money available for distributions to our stockholders. Our board of directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our status as a REIT. While we expect to continue paying distributions to our stockholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

42. What are the federal income tax consequences of participation in the Plan?

If you reinvest dividends you will still be treated for federal income tax purposes as having received a dividend on the dividend payment date. By reinvesting dividends you will be liable for the payment of income tax on the dividends despite not receiving an immediate cash distribution to satisfy the tax liability. In addition, to the extent we pay brokerage commissions on your behalf or you acquire shares at a discount, for reinvested dividends and optional cash purchases, the Internal Revenue Service has indicated that you may be treated as having received a constructive distribution, which may give rise to additional tax liability. See “Material U.S. Federal Income Tax Considerations.”

43. What transactions can I conduct through the Plan Administrator’s online services?

The Plan Administrator offers you a convenient way to invest in our common stock online, without having to send in any forms or checks by mail. Through the Plan Administrator’s online services, you may:

•	Enroll in the Plan;
•	Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional shares of our common stock;
•	Establish automatic monthly investments;
•	Change your dividend reinvestment election;
•	Review your transaction history and position summary;
•	Change or terminate automatic monthly investments;

•	Request certificates;
•	Arrange for online sales of some or all of your shares of common stock;
•	Download enrollment and other forms;
•	Update personal information;
•	Receive transaction confirmations via email; and
•	Arrange to receive our annual reports and other materials over the Internet.

You can access these services through the Plan Administrator’s website, www.amstock.com. Participation in the Plan through the Internet is voluntary.

If you are currently a stockholder or unitholder, you will need your account number, social security number and password to access your account online.

DIVIDENDS AND DISTRIBUTIONS

We currently pay quarterly dividends to our stockholders and distributions to unitholders. The decision as to whether to authorize and pay dividends on our common stock and distributions on units in the future, as well as the timing, amount and composition of any such future dividends and distributions, will be at the sole discretion of our board of directors in light of conditions then existing, including our earnings, funds from operations, financial condition, liquidity, capital requirements, debt maturities, the availability of capital, contractual prohibitions on other restrictions, applicable REIT and legal restrictions and general overall economic conditions and other factors. We reserve the right to pay any or all of our dividends and distributions in a combination of cash and shares of our common stock in accordance with recent guidance issued by the IRS. We can provide no assurance that our board of directors will not reduce or eliminate the payment of dividends on our common stock and distributions on units, or change the form of any dividend and distribution payments in accordance with applicable IRS procedures, in the future.

USE OF PROCEEDS

We will only receive proceeds from the sale of shares of our common stock purchased by the Plan Administrator from us pursuant to the Plan. We will not receive proceeds from the sale of shares of common stock that the Plan Administrator purchases in the open market or in privately negotiated transactions. Unless we specify otherwise, we intend to use any net proceeds to provide additional funds for general corporate purposes.

PLAN OF DISTRIBUTION

The shares of common stock acquired through the Plan will be sold directly by us as newly issued shares of common stock, or will be acquired in the open market or in privately negotiated transactions. If you acquire shares of common stock through the Plan and resell them shortly before or after acquiring them (including covering short positions), under certain circumstances, you may be participating in a distribution of securities that would require your compliance with Regulation M under the Exchange Act, and you may be considered to be an underwriter within the meaning of the Securities Act. We will not extend to you any rights or privileges other than those to which you would be entitled as a participant in the Plan nor will we enter into any agreement with you regarding your purchase of those shares of common stock or any resale or distribution of those shares.

Any financial intermediary or other person may acquire shares of common stock through the Plan at a discount by reinvesting cash dividends or making optional cash investments that are subsequently applied to the purchase of newly issued shares of common stock directly from us and may capture the discount by reselling the shares shortly thereafter. We have not entered into any arrangements with any financial intermediary or other person to engage in such arrangements. We anticipate that the availability of a discount from market prices may encourage some participants in the Plan to purchase more shares of common stock than they would purchase without the discount, but we have no basis to quantify the extent to which additional shares of common stock will be purchased because of the discount. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Subject to the availability of our common stock registered for issuance under the Plan, there is no total maximum number of shares of common stock that can be issued pursuant to the Plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of shares of common stock through the Plan. Upon withdrawal by a participant from the Plan by the sale of shares of common stock held through the Plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

Shares of our common stock may not be available through the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences generally resulting from our election to be taxed as a REIT and the material federal income tax considerations relating to participation in the Plan and the ownership and disposition of our common stock. As used in this section, the terms “we” and “our” refer solely to Education Realty Trust, Inc. and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Internal Revenue Code. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under “ — Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “ — Taxation of Non-U.S. Stockholders”) and other persons subject to special tax rules.

The statements in this section and the opinion of Bass, Berry & Sims PLC, described below, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of participation in the Plan, ownership of our common stock and our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such participation, ownership and election, and regarding potential changes in applicable tax laws.

Participation in the Plan by U.S. Participants

The following is a general summary of the material U.S. federal income tax consequences of participation in the Plan by a U.S. participant. For purposes of our discussion, the term “U.S. participant” means a participant in the Plan that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as a “capital gain” dividend or as “qualified dividend income” pursuant to applicable federal income tax rules). To the extent that we make a distribution in excess of our current and accumulated earnings and profits, a stockholder will treat the distribution first as a tax-free return of capital to the extent of its tax basis in its common stock and, to the extent in excess of its basis, as a taxable gain realized from the sale of its common stock. Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction. For a general discussion of the federal income tax consequences to our stockholders on the receipt of dividends, see below, “ — Taxation of Taxable U.S. Stockholders,” “ — Taxation of Tax-Exempt Stockholders” and “ — Taxation of Non-U.S. Stockholders.”

These same tax consequences will apply if a U.S. participant uses its distributions to purchase additional common stock pursuant to the Plan. In the case of cash distributions that are reinvested under the Plan, a U.S. participant will be treated as receiving distributions equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends. In addition, the IRS may require that any per share processing fees, which include any brokerage commissions that the Plan Administrator is required to pay, incurred in the purchase of shares, paid by us on behalf of a U.S. participant, be treated as dividend income to such U.S. participant, and that such amounts paid for per share processing fees be included in such U.S. participant’s cost basis of shares purchased. The treatment of optional cash payments is less clear, with most of the guidance being private letter rulings issued by the IRS on which other taxpayers are not entitled to rely. In a recent private letter ruling (involving a plan which did not use open market purchases), the IRS concluded that there is no deemed distribution in connection with stock acquired through a stock purchase plan. In that ruling, the IRS did not make any distinction between persons who participate only in the stock purchase plan and persons who participate in the dividend reinvestment plan and the stock purchase plan. In earlier private rulings, the IRS has suggested that a participant in both plans is treated as receiving a distribution with respect to the optional cash payments, which is taxed as described above, in an amount equal to (i) any excess of the fair market value of the shares on the investment date over the amount of the optional cash payment, plus (ii) the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by the REIT on the participant’s behalf in connection with purchases on the open market, but that a participant solely in the stock purchase plan would not be treated as having received a distribution of the discount amount. The total amount of cash dividends and other distributions made to a U.S. participant will be reported to such U.S. participant and to the IRS on the appropriate tax form shortly after the end of each year.

The tax basis of a U.S. participant in its shares of our common stock acquired under the Plan with reinvested cash distributions will be equal to the fair market value of such shares as of the date of distribution. A U.S. participant’s tax basis in additional shares of our common stock acquired under the Plan with optional cash payments should be equal to the amount of such optional cash payments plus the amount, if any, treated as a distribution to such U.S. participant. A U.S. participant’s holding period for shares of our common stock acquired with reinvested cash distributions generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash investments or are purchased with reinvested cash distributions in the open market, the holding period will commence on the day after the date of purchase.

A U.S. participant will not recognize gain or loss for U.S. federal income tax purposes upon its receipt of certificates for shares previously credited to its Plan account. However, a U.S. participant will generally recognize gain or loss when such U.S. participant sells or exchanges shares received from the Plan or when a fractional share interest is liquidated. A U.S. participant’s gain or loss will equal the difference between (i) the amount that such U.S. participant receives for such fractional share interest or such shares and (ii) such U.S. participant’s tax basis in such fractional share interest or shares.

In the case of participants in the Plan whose cash distributions are subject to U.S. backup withholding, to the extent that such participants elect dividend reinvestment, the Plan Administrator will reinvest cash distributions less the amount of tax required to be withheld. Participants in the Plan are responsible for filing any documentation required to comply with, or obtain a reduction in, U.S. backup withholding.

In the case of any Plan participants in the dividend reinvestment Plan who are nonresident aliens or otherwise are not U.S. persons for federal income tax purposes, the amount reinvested will be the amount of the dividend remaining after any applicable withholding taxes are withheld.

The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan, and may not be applicable to certain participants, such as tax-exempt entities.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 2005. We believe that, beginning with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code and intend to continue to operate in such a manner. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

In the opinion of Bass, Berry & Sims PLC, we qualified to be taxed as a REIT for our taxable years ended December 31, 2005 through December 31, 2008 and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2009 and in the future. Investors should be aware that Bass, Berry & Sims PLC’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the IRS or any court and speaks as of the date issued. In addition, Bass, Berry & Sims PLC’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Bass, Berry & Sims PLC has reviewed those matters in connection with the foregoing opinion, Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “ — Requirements for Qualification  — Failure to Qualify” below.

Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in its sole judgment, are in our best interest. This authority includes the ability to revoke or otherwise terminate our status as a REIT. Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders. In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors has determined not to pursue or preserve our status as a REIT.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on any taxable income, including net capital gain that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	We may be subject to the corporate “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.
•	We are subject to tax, at the highest corporate rate, on:
•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and
•	other non-qualifying income from foreclosure property.
•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “ — Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:
•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied, in either case, by
•	a fraction intended to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.
•	If we fail any of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “ — Requirements for Qualification — Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
•	We may elect to retain and pay income tax on our net long-term capital gain.
•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.
•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:
•	the amount of gain that we recognize at the time of the sale or disposition, and
•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “ — Requirements for Qualification — Recordkeeping Requirements.”
•	The earnings of our lower-tier entities that are subchapter C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

Organizational Requirements.  A REIT is a corporation, trust or association that meets each of the following requirements:

(1) It is managed by one or more trustees or directors;

(2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

(6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;

(7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9) It meets certain other qualifications, tests described below, regarding the nature of its income and assets and the distribution of its income.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our charter provides for restrictions regarding the ownership and transfer of shares of our capital stock so that we should continue to satisfy these requirements. The provisions of the charter restricting the ownership and transfer of shares of our capital stock are described in “Description of Capital Stock  — Restrictions on Ownership and Transfer.”

For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We believe we have issued sufficient shares of capital stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (described in “ — Requirements for Qualification  — Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.”

We own interests in various entities described above.

Gross Income Tests.  We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs (excluding dividends from our taxable REIT subsidiaries);
•	gain from the sale of real estate assets;
•	income and gain derived from foreclosure property; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of shares of our capital stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends (including dividends from our taxable REIT subsidiaries), gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, any gains from “hedging transactions,” as defined in “ — Hedging Transactions,” that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test. Income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from both the numerator and the denominator for purposes of the 75% gross income test; however, income and gain from “hedging transactions” entered into on or before July 30, 2008 will be treated as non-qualifying income for purposes of the 75% gross income test. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “ — Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;
•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and
•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Bass, Berry & Sims PLC that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock of any corporate tenant or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. Additionally, we have represented to Bass, Berry & Sims PLC that we will not rent any property to a related-party tenant.However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a taxable REIT subsidiary at some future date.

Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.”

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status, unless we qualified for certain statutory relief provisions. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status, unless we qualified for certain statutory relief provisions, because we would be unable to satisfy either the 75% or 95% gross income test.

Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We have not performed, and do not intend to perform, any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries.

Tenants may be required to pay, in addition to base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you; however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•	on which any construction takes place on the property, other than completion of a building or, any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we enter into hedging transactions with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For hedging transactions entered into on or before July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. No assurance can be given that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreign Currency Gain.  Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “ — Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 95% of our gross income over the amount of gross income qualifying under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests.  To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgages on real property;
•	stock in other REITs; and
•	investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the “5% asset test”.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the “10% vote test” and “10% value test”, respectively.

Fourth, no more than 20% of the value of our total assets (or, beginning with our 2009 taxable year, 25% of the value of our total assets) may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test, the 10% vote test and 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
•	Any loan to an individual or an estate.
•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.
•	Any obligation to pay “rents from real property.”
•	Certain securities issued by governmental entities.
•	Any security issued by a REIT.
•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the debt and equity securities of the partnership.
•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “ — Requirements for Qualification — Gross Income Tests.” For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that, at the end of any calendar quarter, we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of any other failure of the asset tests, we will not lose our REIT status if (i) the failure was due to reasonable cause and not to willful neglect, (ii) we file a description of each asset causing the failure with the IRS, (iii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (iv) we pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements.  Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of
•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and
•	90% of our after-tax net income, if any, from foreclosure property, minus
•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November, or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for the year,
•	95% of our REIT capital gain income for the year, and
•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain from a partnership in which we own an interest attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

The IRS recently issued guidance that permits certain distributions made by a REIT that (i) are declared on or after January 1, 2008 with respect to a taxable year ending on or before December 31, 2009 and (ii) consist of both cash and its stock to be treated as dividend distributions for purposes of satisfying the annual distribution requirements applicable to REITs. Based on that guidance, if we satisfy certain requirements, including the requirement that at least 10% of the total value of any such distribution consists of cash, the cash and our shares that we distribute will be treated as a dividend, to the extent of our earnings and profits. If we make such a distribution to our stockholders, each of our stockholders will be required to treat the total value of the distribution that each stockholder receives as a dividend, to the extent of each stockholder’s pro-rata share of our earnings and profits, regardless of whether such stockholder receives cash, our shares or a combination of cash and our shares. For a general discussion of the federal income tax consequences to our stockholders on the receipt of dividends, see below, “ — Taxation of Taxable U.S. Stockholders,” “ — Taxation of Tax-Exempt Stockholders” and “ — Taxation of Non-U.S. Stockholders.”

We advise each of our stockholders that the taxes resulting from your receipt of a distribution consisting of cash and our shares may exceed the cash that you receive in the distribution. We urge each of our stockholders to consult your tax advisor regarding the specific federal, state, local and foreign income and other tax consequences of distributions consisting of both cash and our shares.

Recordkeeping Requirements.  We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request, on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding capital stock.

Failure to Qualify.  If we were to fail to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences: We would be subject to federal income tax and any applicable alternative minimum tax at regular corporate rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to our stockholders. We would not be required to make any distributions to our stockholders. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “ — Requirements for Qualification  — Gross Income Tests” and “ — Requirements for Qualification  — Asset Tests.”

Taxable REIT Subsidiaries.  As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and a subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns more than 35% of the value or voting power of all outstanding stock of a corporation, the corporation will automatically also be treated as a taxable REIT subsidiary.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a controlled taxable REIT subsidiary will not be treated as “rents from real property.” The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

State and Local Taxes.  We may be subject to taxation by various states and localities, including those in which we transact business or own property. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above.

Taxation of Taxable U.S. Stockholders

For purposes of our discussion, the term “U.S. stockholder” means a holder of shares of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

As long as we qualify as a REIT, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gains will be ordinary dividend income to taxable U.S. stockholders. A U.S. stockholder will not qualify for the dividends-received deduction generally available to corporations. Dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” Legislation enacted in 2003 and 2006 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without future congressional action, the maximum tax rate on qualified dividend income will increase to 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic “C” corporations and certain qualified foreign corporations to most noncorporate U.S. stockholders. Because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its stockholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. The 15% tax rate for qualified dividend income will apply, however, to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiary and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income under such circumstances, a U.S. stockholder must hold shares of our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which shares of our common stock become ex-dividend.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds shares of our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of shares of our common stock by the partnership.

Any distribution we declare in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Distributions to a U.S. stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. stockholder has held our shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its shares of our common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of our common stock. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. stockholder.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of our common stock will not be treated as passive activity income; and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as, for example, losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of Taxable U.S. Stockholders on the Disposition of Shares of Common Stock.  In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A U.S. stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of undistributed net capital gains deemed distributed to the U.S. stockholder over the tax deemed paid by it and decreased by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of our common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses.  The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35% (which rate currently is scheduled to apply through December 31, 2010). The maximum tax rate on long-term capital gain applicable to U.S. stockholders taxed at individual rates currently is 15% (which rate currently is scheduled to apply through December 31, 2010). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding.  We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of shares of our common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income.

Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our capital stock (by value) must treat a percentage of the dividends it receives from us as unrelated business taxable income. This rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;
•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and
•	either:
•	one pension trust owns more than 25% of the value of our capital stock; or
•	one or more pension trusts each individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

As a result of limitations included in our charter on the transfer and ownership of our shares, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our common stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

For purposes of our discussion, the term “non-U.S. stockholder” means a holder of shares of our common stock that is neither a U.S. stockholder nor a partnership (or an entity treated as a partnership for federal income tax purposes). The rules governing U.S. federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on the ownership of shares of our common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest” (a “USRPI”) (discussed below) and that we do not designate a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, in the same manner as U.S. stockholders are taxed on distributions. A corporate non-U.S. stockholder may, in addition, be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder submits an IRS Form W-8BEN to us evidencing eligibility for that reduced rate; or
•	the non-U.S. stockholder submits an IRS Form W-8ECI to us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its shares of our common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of such shares. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the applicable rate. However, a non-U.S. stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of shares of our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as

(i) shares of our common stock continue to be “regularly traded” on an established securities market in the United States and (ii) the non-U.S. stockholder did not own more than 5% of our common stock any time during the one-year period prior to the distribution. As a result, non-U.S. stockholders owning 5% or less of our common stock generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on other distributions. If shares of our common stock cease to be regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of shares of our common stock any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of shares of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire shares of our common stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of our common stock as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding shares of our common stock. We cannot assure you that this test will be met. In addition, a non-U.S. stockholder that owned, actually or constructively, 5% or less of the outstanding shares of common stock of a REIT at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of such shares of common stock if the shares are “regularly traded” on an established securities market. Because shares of our common stock are “regularly traded” on an established securities market, we expect that a non-U.S. stockholder generally will not incur tax under FIRPTA on gain from a sale of shares of our common stock unless it owns or has owned more than 5% of shares of our common stock at any time during the five year period prior to such sale. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

A non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or
•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.  The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are required to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses but only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation.

An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain relief provisions. See “ — Requirements for Qualification  — Gross Income Tests” and “ — Requirements for Qualification  — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “ — Requirements for Qualification  — Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we, as general partner, select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest.  Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;
•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and
•	reduced, but not below zero, by our allocable share of the partnership’s loss (excluding any non-deductible items), the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “ — Requirements for Qualification  — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 incorporated in this prospectus by reference from the Education Realty Trust, Inc.’s Current Report on Form 8-K dated August 21, 2009, and the effectiveness of Education Realty Trust, Inc. and subsidiaries’ (the “Trust”) internal control over financial reporting as of December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective effects of the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 and the retrospective presentation requirements of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment and Disposal of Long-lived Assets and (2) expresses an unqualified opinion on the effectiveness of the Trust’s internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain matters of Maryland law, including the validity of the common stock to be the issued through the Plan, will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain federal income tax matters will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at http: //www.sec.gov. In addition, you may read and copy our SEC filings at the office of the NYSE at 20 Broad Street, New York, New York 10005. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as well as our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5. Our website address is www.educationrealty.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, except as described below, a part of this prospectus or incorporated into any other filings that we make with the SEC.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information we file subsequently with the SEC will automatically update and may supersede information in this prospectus and in the information previously filed with the SEC.

We previously filed the following documents with the SEC, and such filings are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2008 (including portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders incorporated therein by reference);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;
•	Current Report on Form 8-K filed on: January 5, 2009; February 20, 2009; July 6, 2009 (excluding the information furnished under Item 7.01 and Exhibits 99.1 and 99.2); July 23, 2009 (excluding the information furnished under Item 7.01 and Exhibit 99.1); and on August 21, 2009; and
•	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 25, 2005.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, are incorporated by reference in this prospectus from the date of the filing of such documents; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus. Information that we subsequently file with the SEC will automatically update and may supersede information.

You may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling us at the following address and telephone number:

Education Realty Trust, Inc.
Attn: Investor Relations
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of costs and expenses, other than underwriting discounts and/or selling commissions, to be paid by us in connection with the distribution of the securities being registered by this registration statement. All of the amounts shown are estimates:

Securities and Exchange Commission Fee	$600
Printing and Engraving Expenses	$5,000
Legal Fees and Expenses	$10,000
Trustee and Transfer Agent Fees	$10,000
Accounting Fees and Expenses	$15,000
Miscellaneous	$10,000
Total	$50,600

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:
•	was committed in bad faith; or
•	was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not, we will not, indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to, and we will, advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our Company and our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our bylaws also authorize us, subject to approval from our board of directors or a committee thereof, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

The partnership agreements of our Operating Partnership and University Towers Partnership provide that we, as general partner of the Operating Partnership and the University Towers Partnership, and our officers and directors are indemnified to the fullest extent permitted by law.

We have entered into indemnification agreements with each of our executive officers and directors.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act has indicated that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Memphis, state of Tennessee, on August 20, 2009.

EDUCATION REALTY TRUST, INC.

By:	/s/ Paul O. Bower

Paul O. Bower
President, Chief Executive Officer and
Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Paul O. Bower and Randall H. Brown, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Paul O. Bower Paul O. Bower	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 20, 2009
/s/ Randall H. Brown Randall H. Brown	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	August 20, 2009
/s/ J. Drew Koester J. Drew Koester	Vice President, Assistant Secretary and Chief Accounting Officer (Principal Accounting Officer)	August 20, 2009
/s/ Monte J. Barrow Monte J. Barrow	Director	August 20, 2009
/s/ William J. Cahill, III William J. Cahill, III	Director	August 20, 2009
/s/ John L. Ford John L. Ford	Director	August 20, 2009
/s/ Wendell W. Weakley Wendell W. Weakley	Director	August 20, 2009

EXHIBITS INDEX

Exhibit Number	Exhibit Description
4.1	Second Articles of Amendment and Restatement of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to its Registration Statement on Form S-11 (File No. 333-1192364), filed on December 10, 2004.)
4.2	Amended and Restated Bylaws of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on February 20, 2009.)
4.3	Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 10-K, filed on March 16, 2009.)
4.4	First Amendment to the Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 1, 2008.)
4.5	Amended and Restated Agreement of Limited Partnership of University Towers Operating Partnership, LP. (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-11 (File No. 333-119264), filed on September 24, 2004.)
4.6	Form of Certificate for Common Stock of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 5 to its Registration Statement on Form S-11 (File No. 333-1192364), filed on January 24, 2005.)
5.1	Opinion of Venable LLP
8.1	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP
23.2	Consent of Venable LLP (included in Exhibit 5.1)
23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 8.1)
24.1	Power of Attorney (included on the signature page of this registration statement)